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                                  EXHIBIT 23.2
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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants we hereby consent to the incorporation by reference in this Registration Statement of our report dated September 15, 1994 related to the audited consolidated financial statements of Noble Drilling Corporation and subsidiaries and the related schedules included in the Noble Drilling Corporation Current Report on Form 8-K dated December 8, 1994 and incorporated by reference in this Registration Statement, and to all references to our firm included in this Registration Statement. The financial statements and schedules referred to above reflect a restatement of the Company's previously reported amounts for the merger with Chiles Offshore Corporation.



                                              ARTHUR ANDERSEN LLP



Houston, Texas,
  February 10, 1995